Product supplement YY	Registration Statement No. 333-137902
To prospectus dated October 10, 2006 and	dated October 10, 2006
prospectus supplement dated November 13, 2006	Securities Act of 1933, Rule 424(b)(2)

Deutsche Bank AG

Buffered Underlying Securities (BUyS) Linked to an Index Basket

General

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Deutsche Bank AG may offer and sell securities linked to an index basket from time to time. This product supplement describes terms that will apply generally to the securities and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the securities, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The securities are senior unsecured obligations of Deutsche Bank AG.

•	Payment on the securities is linked to an underlying index basket as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

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The securities will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. Minimum investment amounts will be specified in the relevant pricing supplement.

•	Investing in the securities is not equivalent to investing in the basket indices or the components underlying the basket indices.

•	The securities will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the securities involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

January 8, 2008

SUMMARY TERMS

Basket

The underlying index basket designated in the relevant pricing supplement (the “Basket”) accompanying this product supplement. The individual index components of the Basket (each, a “Basket Index”) and the relevant weighting of each Basket Index will be set forth in the relevant pricing supplement.

Issue Price	100% of the face amount, unless otherwise specified in the relevant pricing supplement.

Payment at Maturity

The payment you will receive at maturity is based on the performance of the Basket Indices, the Participation Rate, the Maximum Return, if applicable, and the Buffer Level, which will be a reduction from the Initial Basket Level expressed as a positive percentage. The Buffer Level will be set forth in the relevant pricing supplement.

If the Basket Return is positive, you will receive a cash payment per $1,000 security face amount that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject, if applicable, to the Maximum Return. If applicable, the “Maximum Return” on the securities is a percentage of the security face amount which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited to the Maximum Return even if the Basket Return multiplied by the Participation Rate would otherwise yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, your final payment per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

Your investment is protected against a negative Basket Return up to the Buffer Level. If the Basket Return is negative or zero, and the sum of the Basket Return and the Buffer Level is greater than or equal to zero, you will receive a cash payment at maturity of $1,000 per $1,000 security face amount.

Your investment will be exposed to any negative Basket Return beyond the Buffer Level. If the sum of the Basket Return and the Buffer Level is less than zero, for every 1% by which the sum of the Basket Return and the Buffer Level is less than zero, you will lose an amount equal to 1% of the face amount of your securities multiplied by the Downside Participation Percentage, if applicable, and your final payment per $1,000 security face amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be equal to:

$1,000 + $1,000 x (Basket Return + Buffer Level) x Downside

Participation Percentage, if applicable.

You may lose a significant portion of your investment at maturity if the sum of the Basket Return and the Buffer Level is less than zero.

Other Terms	In each case, if applicable, the “Maximum Return”, “Buffer Level”, “Participation Rate” and “Downside Participation Percentage” will be specified in the relevant pricing supplement.

Basket Return	The method of calculating the Basket Return will be specified in the relevant pricing supplement. For example, the relevant pricing supplement may specify that the Basket Return will be equal to:

Final Basket Level – Initial Basket Level (or the Strike Level, if applicable)

Initial Basket Level (or the Strike Level, if applicable)

The relevant pricing supplement may specify an alternative method of calculating the Basket Return, including by reference to the returns of the individual Basket Indices on one or more dates. In this case, the method of calculating the returns of the individual Basket Indices and the overall Basket Return will be set forth in the relevant pricing supplement.

Initial Basket Level	If applicable, the Initial Basket Level will equal the Basket closing level on the trade date, or such other level as specified in the relevant pricing supplement.

Final Basket Level

If applicable, the Final Basket Level will equal the Basket closing level on the Final Valuation Date, or the arithmetic average of the Basket closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement.

Strike Level

The relevant pricing supplement may specify a Basket level other than the Initial Basket Level to be used for calculating the Basket Return and the amount payable at maturity. For example, the relevant pricing supplement may specify that a Strike Level equal to 95% of the Initial Basket Level shall be used to calculate the Basket Return.

Basket Valuation Date(s)

If applicable, the Final Basket Level will be calculated on a single date, which we refer to as the “Final Valuation Date,” or on several dates, each of which we refer to as an “Averaging Date,” as specified in the relevant pricing supplement. Alternatively, the Basket Return may be calculated based on the returns of the individual Basket Indices on one or more dates, which we refer to as

“Observation Dates.” We refer to the Final Valuation Date, Averaging Dates, and Observation Dates generally as “Basket Valuation Dates” in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Securities —Payment at Maturity.”

Maturity Date

As specified in the relevant pricing supplement. The Maturity Date of the securities is subject to postponement in the event of certain market disruption events and as described under “Description of Securities—Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the securities offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively.

The securities described in the relevant pricing supplement and this product supplement are not appropriate for all investors and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the securities. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the securities under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the securities and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the securities under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Securities” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the securities, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “security” refers to each $1,000 face amount of our Buffered Underlying Securities (BUyS) Linked to an Index Basket.

General

The securities are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying basket of indices (the “Basket”). The securities are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The securities do not provide for coupon payments and do not guarantee the return of your initial investment at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket calculated as set forth in the relevant pricing supplement.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The securities will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant pricing supplement. The face amount and issue price of each security is $1,000, unless otherwise specified in the relevant pricing supplement. The securities will be represented by one or more permanent global securities registered in the name of DTC or its nominee, as described under “Description of Notes—Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities—Global Securities” in the prospectus.

The specific terms of the securities will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

Payment at Maturity

The Maturity Date for the securities will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date is postponed as described below.

The amount you will receive at maturity is based on the performance of the Basket Indices, the Participation Rate, the Buffer Level, and the Maximum Return, if applicable.

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If the Basket Return is positive, you will receive a cash payment per $1,000 security face amount that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate subject, if applicable, to the Maximum Return. If applicable, the Maximum Return on the securities is a percentage of the security face amount which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited to the Maximum Return even if the Basket Return multiplied by the Participation Rate would otherwise yield a return that is greater than the Maximum Return. Subject to any applicable Maximum Return, your final payment per $1,000 security face amount will be calculated as follows:

$1,000 + ($1,000 x Basket Return x Participation Rate)

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Your investment is protected against a negative Basket Return up to the Buffer Level. If the Basket Return is negative or zero, and the sum of the Basket Return and the Buffer Level is greater than or equal to zero, you will receive a cash payment at maturity of $1,000 per $1,000 security face amount.

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Your investment will be exposed to any negative Basket Return beyond the Buffer Level. If the sum of the Basket Return and the Buffer Level is less than zero, for every 1% by which the sum of the Basket Return and the Buffer Level is less than zero, you will lose an amount equal to 1% of the face amount of your securities multiplied by the Downside Participation Percentage, if applicable, and your final payment per $1,000 security face amount will be calculated, unless otherwise specified in the relevant pricing supplement, to be equal to:

$1,000 + $1,000 x (Basket Return + Buffer Level) x Downside Participation Percentage, if applicable.

You may lose a significant portion of your investment at maturity if the sum of the Basket Return and Buffer Level is less than zero.

The method of calculating the “Basket Return” will be specified in the relevant pricing supplement. For example, the relevant pricing supplement may specify that the Basket Return is the percentage change in the closing level of the Basket calculated by comparing the Final Basket Level to the Initial Basket Level, or to the Strike Level if applicable. (The relevant pricing supplement will specify the Initial Basket Level and the manner in which the Final Basket Level is determined.) In this case, the Basket Return would be calculated as follows:

Basket Return = Final Basket Level – Initial Basket Level (or the Strike Level, if applicable)

                        Initial Basket Level (or the Strike Level, if applicable)

The relevant pricing supplement may specify an alternative method of calculating the Basket Return, including by reference to the individual Basket Indices on one or more dates. In this case, the method of calculating the returns of the individual Basket Indices and the overall Basket Return will be set forth in the relevant pricing supplement.

In each case, if applicable, the “Maximum Return,” “Buffer Level,” “Participation Rate” and “Downside Participation Percentage” will be set forth in the relevant pricing supplement.

The “Basket closing level” on any trading day will be based on the return of each of the indices included in the Basket (the “Basket Indices”), weighted according to its respective weight in the Basket, unless otherwise specified in the relevant pricing supplement.

A “trading day” is, unless otherwise specified in the relevant pricing supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchanges for the Basket.

A “relevant exchange” is, unless otherwise specified in the relevant pricing supplement, the primary organized exchange or market of trading for any of the Basket Indices, any component underlying any of the Basket Indices or any futures or options contract or exchange traded fund related to the Basket Indices, as applicable.

The Basket Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, which we may refer to in the relevant pricing supplement as Averaging Dates or Observation Dates, will be specified in the relevant pricing supplement, and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Basket Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing; provided, that the Basket closing level for a Basket Valuation Date will not be determined on a date later than the tenth scheduled trading day after the Final Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the Basket closing level for the Basket Valuation Date on such date in accordance with the formula for and method of calculating the Basket closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant components has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled trading day of each component most recently underlying the relevant Basket Index.

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date, as postponed, unless otherwise specified in the relevant pricing supplement. We will describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the securities on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the securities entitled thereto.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding securities by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the securities will involve certain risks. The securities do not provide for coupon payments or guarantee the return of your initial investment at, or prior to, maturity. Investing in the securities is not equivalent to investing directly in the Basket, the Basket Indices or any of the components underlying the Basket Indices. In addition, your investment in the securities entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, the prospectus and the relevant pricing supplement, before you decide that an investment in the securities is suitable for you.

The securities do not provide for coupon payments or guarantee the return of your investment at maturity.

The securities do not provide for coupon payments and may not return any of your investment beyond the product of the Buffer Level and the face amount of the securities. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. You may lose a significant portion of your investment at maturity if the sum of the Basket Return and the Buffer Level is less than zero.

The appreciation potential of the securities is limited to the Maximum Return, if applicable.

If the securities are subject to a Maximum Return, the appreciation potential of the securities is limited to the Maximum Return. Any applicable Maximum Return will be a percentage which we will determine on the trade date and which will be set forth in the relevant pricing supplement. Accordingly, if the relevant pricing supplement specifies a Maximum Return for the securities, the appreciation potential of the securities will be limited to that Maximum Return even if the Basket Return multiplied by the Participation Rate is greater than that Maximum Return.

Your return on the securities, if any, generally will not reflect any payments made with respect to any component underlying a Basket Index.

Your return on the securities, if any, will not reflect the return you would realize if you actually owned the components underlying the Basket Indices and received payments made with respect to such components. This is because the calculation agent will calculate the amount payable to you at maturity by reference to the Basket closing level or Basket Index closing levels on the Basket Valuation Date(s). The levels of the Basket Indices generally reflect the prices of the components as calculated in the relevant Basket Indices without taking into consideration the value of any payments to holders of those components.

There are certain indices, generally referred to as total return indices, that include distributions paid on the index components in the index return. If any Basket Index is described as a total return index with 100% distribution reinvestment, the distributions paid on the components underlying such Basket Index are deemed to be reinvested in such Basket Index, so that the level of such Basket Index would include such distributions.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the securities will not be listed on a securities exchange. There may be little or no secondary market for the securities.

Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

The Basket Return may be less than the return of the Basket or the Basket Indices over the term of the securities, or at other times during the term of the securities.

Because the Basket Return may be calculated based on the Basket closing level or Basket Index closing levels on one or more Basket Valuation Dates during the term of the securities, the return of the Basket or the Basket Indices, measured over the entire term of the securities or at certain times during the term of the securities, could be greater than the Basket Return. This difference could be particularly large if there is a significant increase in one or more Basket Index closing levels after a Basket Valuation Date, if there is a significant decrease in the closing level of one or more of the Basket Indices before a Basket Valuation Date or if there is significant volatility in the closing levels of one or more of the Basket Indices during the term of the securities (especially on dates near the Basket Valuation Date(s)). For example, when a Basket Valuation Date for the securities is near the end of the term of the securities, if the Basket closing levels increase or remain relatively constant during the initial term of the securities and then decrease below the Initial Basket Level (or the Strike Level, if applicable), the Basket Return may be significantly less than if it were calculated on a date earlier than such Basket Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Basket Indices, the components underlying the Basket Indices or contracts or funds relating to the Basket Indices for which there is an active secondary market. Even if the levels of the Basket Indices increase during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible that the level of one or more of the Basket Indices may increase while the market value of the securities declines because the market value of the securities will not be influenced solely by the changes in the levels of the Basket Indices.

The securities are not designed to be short-term trading instruments.

The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the face amount of the securities, even in cases where the Basket or the Basket Indices have appreciated since the trade date. The potential returns described in the relevant pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity.

The Basket Indices may not be equally weighted.

Your securities will be linked to a Basket composed of more than one index. Each Basket Index may have a different weight in determining the value of the Basket, depending on the index weightings specified in the relevant pricing supplement. For example, for a Basket composed of four indices, the relevant pricing supplement may specify that the weighting of the four indices will be as follows: 18%, 20%, 33%, and 29%. One consequence of such an unequal weighting of the Basket Indices is that if a higher-weighted Basket Index performs poorly and a lower-weighted Basket Index performs well, the Basket Return will reflect the poor performance of the higher-weighted index more than it reflects the strong performance of the lower-weighted index, which will have an adverse effect on the value of the securities.

Changes in the values of the Basket Indices may offset each other.

Price movements in the Basket Indices may not correlate with each other. At a time when the values of some of the Basket Indices increase, the values of other Basket Indices may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Basket Indices may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Indices, particularly if the Basket Indices that appreciate are of relatively low weight in the Basket. For example, for an equally weighted Basket composed of two indices, a 10% appreciation in one index on any Basket Valuation Date would be completely offset by a 10% decline in the other index on such Basket Valuation Date.

The Basket Return for the securities will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect any of the Basket Indices whose underlying components are traded in currencies other than the U.S. dollar.

Although the components underlying one or more of the Basket Indices may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the securities, which are linked to the Basket Indices, are denominated in U.S. dollars, and the amount payable on the securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the components underlying any such Basket Indices are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the Basket Return for the securities. The amount we pay in respect of the securities on the maturity date will be determined solely in accordance with the procedures described in “Description of Securities—Payment at Maturity.”

The securities may be subject to currency exchange risk.

Because the prices of the components underlying one or more of the Basket Indices may be converted by the sponsors of such Basket Indices (the “Sponsors”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of such Basket Indices, holders of the securities may be exposed to currency exchange rate risk with respect to each of the countries represented in any such Basket Indices. An investor’s net currency exposure with regard to such Basket Indices will depend on the extent to which the currencies of the components underlying any such Basket Indices strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such Basket Indices may be adversely affected, and the payment at maturity of the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to maturity, the value of the securities will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the securities. We expect that, generally, the levels of the Basket Indices on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to changes in the levels of the Basket Indices. For example, the Participation Rate, the Downside Participation Percentage, if applicable, the Buffer Level, and the Maximum Return, if applicable, may amplify or dampen the effect of changes in the levels of the Basket Indices on the value of the securities. In addition, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility and expected volatility in the Basket Indices;

•	the time to maturity of the securities;

•	the market price and dividend rate on the components underlying the Basket Indices;

•	interest and yield rates in the market generally and in the markets of the components underlying the Basket Indices;

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economic, financial, political, regulatory or judicial events that affect the components underlying the Basket Indices or financial markets generally and that may affect the Basket closing level or Basket Index closing levels on any Basket Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Basket Indices;

•	supply and demand for the securities; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of the Basket Indices based on their historical performance. If the sum of the Basket Return and the Buffer Level is less than zero, you may lose a significant portion of your investment at maturity.

The inclusion in the original issue price of each agent’s commission and the expected cost of hedging our obligations under the securities directly or through one or more of our affiliates is likely to adversely affect the value of the securities prior to maturity.

While the payment at maturity will be based on the full face amount of your securities as described in the relevant pricing supplement, the original issue price of the securities includes each agent’s commission and the expected cost of hedging our obligations under the securities directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you in secondary market transactions will likely be lower than the original issue price. In addition, any such price may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates as a result of such compensation or other transaction costs.

The Sponsors may adjust their respective Basket Indices in ways that affect the levels of such Basket Indices, and the Sponsors have no obligation to consider your interests.

Each Sponsor is responsible for calculating and maintaining its respective Basket Index. A Sponsor can add, delete or substitute the components underlying its Basket Index or make other methodological changes that could change the level of such Basket Index. You should realize that the changing of components included in any Basket Index may affect such Basket Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Sponsor may alter, discontinue or suspend calculation or dissemination of its Basket Index. Any of these actions could adversely affect the value of the securities. The Sponsors have no obligation to consider your interests in calculating or revising their respective Basket Indices.

We may not control the Basket Indices or the components underlying the Basket Indices.

Except as we may otherwise describe in the relevant pricing supplement, we will not be affiliated with the Sponsors of the Basket Indices and we will have no control over the components underlying the Basket Indices. As a result, we will have no ability to control the actions of the Sponsors or of any company whose stock may be included in a Basket Index, including actions that could affect the value of the components underlying the Basket Indices or your securities. Except as we may otherwise describe in the relevant pricing supplement, none of the money you pay us will go to the Sponsors or any company whose stock may be included in a Basket Index, and no such company will be involved in the offering of the securities in any way. Neither we nor any company whose stock may be included in a Basket Index will have any obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of your securities.

As a holder of the securities, you will not have voting rights or rights to receive any payments with respect to the components underlying the Basket Indices that the holders of such components would have.

We or our affiliates may have economic interests adverse to those of the holders of the securities.

Deutsche Bank AG and other affiliates of ours trade the components underlying the Basket Indices and other financial instruments related to the Basket Indices and their components on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of securities or financial instruments linked to the Basket Indices. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the Basket Indices and, accordingly, could affect the value of the securities and the amount payable to you at maturity.

We or our affiliates may act as the Sponsor of one or more Basket Indices. In this role, we or our affiliates may exercise discretion in rebalancing such Basket Indices during the term of the securities. In addition, we or our affiliates may currently or from time to time engage in business with companies whose stock may be included in a Basket Index, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the components underlying a Basket Index. Any prospective purchaser of securities should undertake such independent investigation of each component included in the Basket Indices as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the levels of any of the Basket Indices or the components underlying the Basket Indices. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities. We or our affiliates are active participants in the commodities and currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodity or currency transactions and such transactions may have a negative impact on any Basket Index with commodity or currency components.

We may have hedged our obligations under the securities directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market prices of the components underlying the Basket Indices and the levels of the Basket Indices and, therefore, the market value of the securities. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Basket Level, the Final Basket Level, the closing levels of the Basket and/or the individual Basket Indices on the Basket Valuation Date(s), the Basket Return and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any of the Basket Indices have been discontinued and whether there has been a material change in the method of calculation of any of the Basket Indices. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the securities, which may affect your return on the securities, particularly where Deutsche Bank AG, London Branch, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Basket Return and calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities, it is possible that one or more of the Basket Valuation Dates and the Maturity Date will be postponed, and your return will be adversely affected.

Holdings of the securities by our affiliates and future sales may affect the price of the securities.

Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

The U.S. federal income tax consequences of an investment in the securities are unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain and no assurance can be given that the IRS or a court will agree with the treatment described herein. You should review carefully the section of this product supplement entitled “Certain U.S. Federal Income Tax Consequences.” As discussed in that section, we generally believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. If, however, the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on a number of issues related to “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the tax consequences of an investment in the securities for both U.S. and non-U.S. holders, possibly retroactively.

Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the securities to holders who hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a security as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, in the case of a Basket Index comprising the stock of one or more entities, we will not attempt to ascertain whether any entity in the Basket Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Basket Index were so treated, certain adverse U.S. federal income tax consequences might apply, to a United States holder in the case of a PFIC and to a non-United States holder in the case of a USRPHC, upon the sale, exchange or retirement of the securities. You should refer to information filed with the SEC or the equivalent government authority by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a PFIC or a USRPHC.

Tax Treatment of the Securities

Except as otherwise provided in the relevant pricing supplement, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the treatment described herein. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments some of which are discussed below) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion assumes that the above treatment is respected.

Tax Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. holder of the securities. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Except as otherwise provided in the applicable pricing supplement, assuming that the treatment of the securities described above is respected, and subject to the possible application of Section 1256 of the Code, as discussed below, the following are anticipated U.S. federal income tax consequences of the ownership and disposition of the securities under current law.

Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the securities prior to maturity, other than pursuant to a sale or exchange, as described below.

Sale, Exchange or Retirement of the Securities. Upon a sale or exchange of the securities prior to their maturity date or upon the receipt of the cash payment in retirement of the securities at maturity, you will recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or retirement and your tax basis in the securities so sold, exchanged or retired. Your tax basis in the securities should equal the amount you paid to acquire them. Generally, such gain or loss should be capital gain or loss and should be long-term capital gain or loss if you have held your securities for more than one year. The deductibility of capital losses is subject to certain limitations.

If all of the Underlying Indices are based on foreign currencies, because of the application of certain rules and regulations relating to foreign currency instruments under Section 988 of the Code, your gain or loss will be treated as ordinary income or loss unless, on or before the date on which you acquire your securities, you make a valid election pursuant to the Treasury regulations governing foreign currency transactions to treat such gain or loss as capital gain or loss. If you make such an election, your gain or loss on the securities generally should be capital and should be long-term capital gain or loss if at the time of such sale, exchange or retirement you have held the securities for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with detailed procedures set forth in the regulations under Section 988 of the Code, either (a) on the date you acquire your securities, clearly identify them on your books and records as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification. You should consult your tax adviser regarding the conditions and procedures for making this election.

If one or more but not all of the Underlying Indices are based on foreign currencies, all or part of your gain or loss on the securities might be treated as ordinary income or loss unless you make the election described in the preceding paragraph.

You should consult your tax adviser regarding the potential application of reporting requirements for losses in excess of specified thresholds, including special rules for losses with respect to foreign currency transactions.

Possible Application of Section 1256 of the Code. If one or more Underlying Indices is determined by reference to one or more “foreign currency contracts,” it is possible that the securities might be treated as “foreign currency contracts” within the meaning of Section 1256 of the Code. If Section 1256 were to apply to your securities, you would be required to mark to market the securities at the end of each year (i.e., recognize income as if the securities had been sold for their fair market value). In that case, the character of any resulting gain or loss would be determined as discussed in the prior section, except that if you make the election described above, gain or loss recognized on marking to market should be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

Other Possible Tax Treatments of an Investment in the Securities. Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. Alternative U.S. federal income tax treatments of the securities are possible, which, if applied, could materially and adversely affect the timing and/or character of income or loss with respect to the securities.

It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, securities having a term from issue to maturity (including the last possible date that the securities could be outstanding) exceeding one year would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you held the securities you would be required to accrue into income “original issue discount” based on our comparable yield for similar non-contingent debt, determined at the time of issuance of the securities, even though no cash would be received on the securities prior to maturity. In addition, any gain or loss on the sale, exchange or retirement of the securities would generally be treated as ordinary in character. Moreover, if you were to recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS.

Other treatments also are possible. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of instruments such as the securities to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which an instrument is linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of ownership and disposition of the securities, possibly on a retroactive basis.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the securities. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the securities who is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. You are not a non-U.S. holder for the purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange or retirement. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or retirement of the securities.

Sale, Exchange or Retirement of the Securities. Subject to the discussion below regarding backup withholding, gain from the sale or exchange of the securities prior to the maturity date or upon the receipt of cash payment in retirement of the securities at maturity should not be subject to U.S. federal withholding or income tax unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.

Tax Consequences Under Possible Alternative Treatments. If the securities were treated as indebtedness, any payments or accruals made or deemed to be made nonetheless would not be subject to U.S. federal income or withholding tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) any gain realized on a sale, exchange or retirement of the securities is not effectively connected with your conduct of a trade or business in the United States.

However, as described above under “—Tax Consequences to U.S. Holders—Other Possible Tax Treatments of an Investment in the Securities,” on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require non-U.S. holders to accrue income, subject to withholding tax, over the term of the securities, possibly on a retroactive basis. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the December 7, 2007 notice.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and if payments on the securities are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding, you will be required to provide a properly executed IRS Form W-8ECI. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

The cash proceeds received from a sale, exchange or retirement of the securities will be subject to information reporting unless you are an exempt recipient (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number) or meet certain other conditions. If you are a non-U.S. holder and you provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, you generally will not be subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the securities includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Indices, the components underlying the Basket Indices, or instruments whose value is derived from the Basket Indices or their underlying components. While we cannot predict an outcome, such hedging activity or our other hedging or investment activity could potentially increase the levels of the Basket Indices as well as the Initial Basket Level, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity. Similarly, the unwinding of our or our affiliates’ hedges near or on a Basket Valuation Date could decrease the Basket Index closing levels on such dates, which could have an adverse effect on the value of the securities. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Indices, the components underlying the Basket Indices, or instruments whose value is derived from the Basket Indices or their underlying components. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING BASKET

The underlying Basket and Basket Indices to which payment on the securities will be linked, along with the method of calculating the closing levels of the Basket Indices in the event that one or more of the Basket Indices is discontinued and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF SECURITIES

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Initial Basket Level, the Strike Level, if applicable, the Basket closing level and the Basket Index closing levels on each Basket Valuation Date, the Final Basket Level, the Basket Return and the payment at maturity on the securities. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of any of the Basket Indices and whether there has been a material change in the method of calculating any of the Basket Indices. All determinations made by the calculation agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Initial Basket Level, the Final Basket Level, the Basket Return or any Basket Index closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per $1,000 security face amount at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate face amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the securities.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per $1,000 face amount upon any acceleration of the securities shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 security face amount as described under the caption “Description of Securities—Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the securities have more than one Basket Valuation Date, and the scheduled Basket Valuation Dates are on successive business days, then the business days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates. If the securities have multiple scheduled Basket Valuation Dates that are not all on successive business days, then the amount due and payable will be calculated as though the closing levels of the Basket Indices for any Basket Valuation Dates scheduled to occur on or after such date of acceleration were the closing levels of the Basket Indices on the date of acceleration.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Discharge and Defeasance” are not applicable to the securities, unless otherwise specified in the relevant pricing supplement.

Listing

The securities will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate face amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the securities will be payable and the transfer of the securities will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in the City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the securities. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the securities will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA, as agents, and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of securities has agreed to purchase, and we have agreed to sell, the face amount of securities set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees in the amount set forth in the relevant pricing supplement. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate face amount of securities offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the securities offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the securities or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.